Exhibit 99.1

July 19, 2007

Cass Information Systems, Inc. Posts

20% Increase in 2nd Quarter 2007 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported second quarter 2007 earnings of $.49 per fully diluted share, a 20% increase over the $.41 per fully diluted share it earned in the second quarter of 2006. Net income for the current period was $4,192,000 compared to $3,535,000 in 2006.

2007 2nd Quarter Recap

Payment and processing fees increased 16% or $1,593,000 compared to the year-earlier period, as utility transaction volume was up 43% and dollar volume rose 44% due to new business and heightened activity from existing accounts.

Net investment income increased 3% or $310,000 due mainly to growth in funds generated from processing activities.

Operating expenses were up 12% or $1,648,000 largely as a result of higher employee costs related to transaction growth.

Lawrence A. Collett, Cass chief executive officer and chairman, stated that the first half results show a continuing strong growth in new clients using our services, especially our transportation and utility processing segments. These results include the costs associated with the “ramp up” needed to handle the increased volume. We continue to remain optimistic about the future.

Six-Month 2007 Results

For the six months ended June 30, 2007, the company earned $.98 per fully diluted share, an 11% increase from the $.88 per fully diluted share reported for the same period in 2006. Net income was $8,378,000, 12% higher than the $7,487,000 earned in 2006. Revenue rose $3,673,000 or 9% compared to the first six months of 2006 due to increased processing volumes and higher fee revenues and investment income.

Operating expenses were up 11% or $3,112,000 in the six-month year-over-year period, mainly due to the increase in salaries and benefits required to support processing growth.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2007 and 2006:

	Quarter Ended 6/30/07	Quarter Ended 6/30/06	Six Months Ended 6/30/07	Six Months Ended 6/30/06
Transportation Invoice Volume	6,462	6,163	12,526	12,157
Transportation Dollar Volume	$3,684,047	$3,624,224	$7,095,441	$7,074,300
Utility Transaction Volume	2,271	1,593	4,511	3,096
Utility Dollar Volume	$1,832,094	$1,275,735	$3,606,098	$2,649,950
Payment and Processing Fees	$11,399	$9,806	$22,648	$19,494
Net Investment Income	10,020	9,710	19,780	19,201
Other	652	548	1,266	1,326

Total Revenues	$22,071	$20,064	$43,694	$40,021

Salaries and Benefits	$11,896	$10,267	$23,435	$20,537
Occupancy	532	485	1,022	940
Equipment	877	743	1,689	1,396
Other	2,627	2,789	5,119	5,280

Total Operating Expenses	$15,932	$14,284	$31,265	$28,153

Income from Continuing Operations before Income Taxes	$6,139	$5,780	$12,429	$11,868
Provision for Income Taxes	1,947	2,056	4,051	4,192

Net Income from Continuing Operations	$4,192	$3,724	$8,378	$7,676
Loss from Discontinued Operations net of Income Taxes	—	(189)	—	(189)

Net Income	$4,192	$3,535	$8,378	$7,487

Average Earning Assets	$789,525	$737,204	$784,601	$740,320
Net Interest Margin	5.51%	5.57%	5.49%	5.52%
Allowance for Loan Losses to Loans	1.31%	1.19%	1.31%	1.19%
Non-performing Loans to Total Loans	.55%	.30%	.55%	.30%
Net Loan Charge-offs to Loans	.04%	.01%	.04%	.05%
Provision for Loan Losses	$225	$150	$450	$300
Non-performing Loans	$2,855	$1,582	$2,855	$1,582
Basic Earnings per Share (EPS) from Continuing Operations	$.51	$.45	$1.01	$.92
Basic EPS from Discontinued Operations	—	(.02)	—	(.02)

Basic Earnings per Share	$.51	$.43	$1.01	$.90

Diluted EPS from Continuing Operations	$.49	$.43	$.98	$.90
Diluted EPS from Discontinued Operations	—	(.02)	—	(.02)

Diluted Earnings per Share	$.49	$.41	$.98	$.88

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $19 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2006.